As filed with the Securities and Exchange Commission on January 21, 2011

Registration No. 333-45074

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

Registration Statement

Under

the Securities Act of 1933

LEGGETT & PLATT, INCORPORATED

(Exact Name of Registrant As Specified In Its Charter)

Missouri	44-0324630
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

No. 1 Leggett Road Carthage, Missouri	64836
(Address of Principal Executive Offices)	(Zip Code)

LEGGETT & PLATT, INCORPORATED

401(k) PLAN

(Full Title of the Plan)

JOHN G. MOORE

Vice President – Chief Legal & HR Officer and Secretary

Leggett & Platt, Incorporated

No. 1 Leggett Road, Carthage, Missouri 64836

(Name and address of agent for service)

(417) 358-8131

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

On September 1, 2000, Leggett & Platt, Incorporated (the “Company”) filed a registration statement (the “Registration Statement”) on Form S-8 (File No. 333-45074) to register 500,000 shares of Company Common Stock, par value $0.01 per share (the “Common Stock”), 500,000 Preferred Stock Purchase Rights represented by the shares of Common Stock, and an indeterminate amount of interests to be offered or sold, all pursuant to the Leggett & Platt, Incorporated 401(k) Plan (the “Plan”).

In accordance with the undertaking contained in the Registration Statement (pursuant to Item 512(a)(3) of Regulation S-K), the Company hereby removes from registration any securities that were registered but unsold under the Registration Statement. The Company is removing from registration such securities because its obligation to maintain the effectiveness of the Registration Statement has terminated as a result of the removal of the Company’s Common Stock as an investment alternative under the Plan, effective December 30, 2010.

Accordingly, the Company files this Post-Effective Amendment No. 1 to the Registration Statement to deregister 461,469 shares of Common Stock, all Preferred Stock Purchase Rights which previously expired February 15, 2009 and all interests in the Plan that were registered for issuance pursuant to the Registration Statement and that remain unsold as of the date hereof.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carthage, State of Missouri, on January 21, 2011.

LEGGETT & PLATT, INCORPORATED

By:	/S/ JOHN G. MOORE
John G. Moore
Vice President – Chief Legal & HR Officer and Secretary

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carthage, State of Missouri, on January 21, 2011.

LEGGETT & PLATT, INCORPORATED 401(k) PLAN

By:	/S/ JOHN G. MOORE
John G. Moore
Plan Administrative Committee Chair